Exhibit 10.3
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     WHEREAS Clear Channel Communications, Inc. (hereinafter referred to as “Company”) and Randall Mays (hereinafter referred to as “Executive”) entered into an Employment Agreement dated as of October 1, 1999; and
     WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement dated as of March 10, 2005 (hereinafter referred to as the “2005 Agreement”); and
     WHEREAS, in reference to the transaction contemplated by the Agreement and Plan of Merger between BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC and the Company, dated November 16, 2006 (the “Merger Agreement”), the Company and the Executive desire to amend the above-referenced 2005 Agreement;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Second Amendment to Employment Agreement (“Second Amendment”).
     The effective date of this Second Amendment is November 16, 2006.
     As of the effective date of this Second Amendment, all rights and obligations of the parties with respect to the contents hereof shall be set forth in this Second Amendment and the 2005 Agreement, as amended hereby. The 2005 Agreement is not superseded except to the extent modified by this Second Amendment.
     1. Section 1 of the 2005 Agreement is deleted in its entirety and replaced as follows:
Employment. The Company hereby agrees to continue to employ Executive as the President and Chief Financial Officer of the Company, and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.
2.	Section 3 of the 2005 Agreement is revised only as follows: the phrase “Executive Vice President and Chief Executive Officer” is deleted and replaced with “President and Chief Financial Officer.” All other aspects of this Section 3 shall remain unchanged.
     3. Section 6(d)(viii) of the 2005 Agreement is deleted in its entirety and replaced as follows:
(viii) a Change in Control of the Company; provided however, notwithstanding anything to the contrary in the this Agreement, the parties hereby agree that neither the transaction contemplated by the Merger Agreement, nor the closing of any “Superior Proposal” in which a Company Termination Fee would be required to be paid by the Company under the Merger Agreement (an “Alternative Transaction”) shall be considered a “Change of Control” for purposes of this Section 6(d)(viii). The terms “Superior Proposal” and “Company Termination Fee” shall have the meanings ascribed to them in the Merger Agreement.
4.	Effective immediately prior to the closing of the Merger or an Alternative Transaction, without any further action of the parties hereto:

(a) Section 8(a)(i) of the 2005 Agreement is deleted in its entirety and replaced as follows:
(i) within five (5) days following such termination, the Company shall pay to Executive (A) his Base Salary, Bonus and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) a lump-sum cash payment equal to 2.99 times (the “Severance Multiple”) the sum of Executive’s Base Salary and highest Bonus paid to Executive in the three year period preceding such termination (including, for this purpose, any and all bonuses paid to Executive prior to November 16, 2006); provided that, for purposes of this Section 8(a)(i), Executive’s Bonus shall be deemed to be no less than $1,000,000.00; and
(b) Section 8(a)(ii) of the 2005 Agreement is deleted in its entirety and replaced as follows:
     (ii) the Company shall maintain in full force and effect for the continued benefit of Executive, his spouse and his dependents for a period of three (3) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided that, if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (‘Continued Benefits”), provided that, such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis); and
(c) Sections 8(a)(v) and 8(a)(vi) of the 2005 Agreement are deleted in their entirety. Section 8(a)(vii) is hereby corrected by deleting the reference to Section 8(a)(vi) contained therein and replacing it with Section 8(a)(vii).
(d) Section 8(a)(viii) of the 2005 Agreement is deleted in its entirety and replaced as follows:
     (viii) Executive shall be paid a lump sum payment equal to the amount of compensation or contributions (as the case may be) by the Company that Executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating (or entitled to participate in under 5(e) of the 2005 Agreement) for a three (3) year period following the Date of Termination; and
(e) Section 8(a)(x) of the 2005 Agreement is deleted in its entirety.
f) Section 8(c)(i) of the 2005 Agreement is deleted in its entirety and replaced as follows:

     (i) the Company shall pay to Executive (A) his Base Salary, Bonus and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) and Continued Benefits for three (3) years; and
(g) Section 8(c)(iv) of the 2005 Agreement is deleted in its entirety and replaced as follows:
     (iv) Executive shall be paid the amount of compensation or contributions (as the case may be) by the Company that Executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating (or entitled to participate in under 5(e) of the 2005 Agreement) for a three (3) year period following the Date of Termination.
(h) Section 8(d)(i) of the 2005 Agreement is deleted in its entirety and replaced as follows:
     (i) the Company shall pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s Base Salary, Bonus and accrued vacation pay through the Date of Termination and $1,000,000 (which may be paid through insurance) and shall provide Executive’s spouse and dependents with Continued Benefits for three (3) years; and
(i) Section 8(d)(iv) of the 2005 Agreement is deleted in its entirety and replaced as follows:
     (iv) Executive’s beneficiary, legal representatives or estate, as the case may be, shall be paid the amount of compensation or contributions (as the case may be) by the Company that Executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating (or entitled to participate in under 5(e) of the 2005 Agreement) for a three (3) year period following the Date of Termination.
5.	This Second Amendment represents the complete and total understanding of the parties with respect to the content hereof, and cannot be modified or altered except if done so in writing, executed by both parties.
6.	This Second Amendment shall in no way modify, alter, change or otherwise delete any provision of the 2005 Agreement unless specifically done so by the terms of this Second Amendment, and all the remaining provisions of the 2005 Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, the parties have duly executed and delivered this Second Amendment as of the date written below.

DATE: November 16, 2006	/s/ Randall Mays
RANDALL MAYS

CLEAR CHANNEL COMMUNICATIONS, INC.
DATE: November 16, 2006	By:	/s/ Andy Levin
Name Andy Levin
Title Executive Vice President and Chief Legal Officer

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